Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

September 14, 2007

To:	Global West Resources, Inc.

As independent registered certified public accountants, we hereby consent to use in this Registration Statement on Form SB2, of our report, dated August 30, 2007, relating to the consolidated financial statements of Global West Resources, Inc. and to the reference to our Firm under the caption “Named Experts and Counsel” appearing in the Prospectus.

JEWETT, SCHWARTZ, & ASSOCIATES

/s/Jewett, Schwartz, Wolfe & Associates

2514 HOLLYWOOD BOULEVARD, SUITE 508 • HOLLYWOOD, FLORIDA 33020 • TELEPHONE (954) 922-5885 FAX • (954) 922-5957
MEMBER – AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC